EXHIBIT 10.2

KORN FERRY

LONG TERM PERFORMANCE UNIT PLAN

(as amended and restated effective December 4, 2019)

1.	PURPOSE OF PLAN

The purpose of this Plan is to promote the success of the Company by providing a select group of management and highly compensated employees with nonqualified supplemental retirement benefits as an additional means to attract, motivate and retain such employees.  Only Eligible Employees (as defined herein) are eligible to participate in this Plan.

2.	DEFINITIONS

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Annual Benefit” with respect to any Unit Award shall mean $25,000 (or the lesser amount determined under Section 4.1.2 for a Participant who elects that the Annual Benefit be paid over a longer period than five years).  However, if expressly provided in a Unit Award Agreement, the Annual Benefit shall be subject to the positive or negative adjustment, if any, as set forth in Section 6.2.

“Annual Benefit Commencement Date” shall mean the date determined under Section 4.1.

“Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant, in accordance with procedures established by the Committee, to receive the benefits specified hereunder in the event of the Participant’s death.  No beneficiary designation shall become effective until it is filed with the Committee, and no beneficiary designation of someone other than the Participant’s spouse shall be effective unless such designation is consented to by the Participant’s spouse on a form provided by and in accordance with the procedures established by the Committee.  If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary.  If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary.  In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then “Beneficiary” shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.  In the event any amount is payable under this Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

“Change in Control Event” shall mean any of the following:

(a)

An acquisition by any Person (excluding one or more Excluded Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or a pecuniary interest in (either comprising “ownership of”) more than 30% of the Common Stock or voting securities entitled to then vote generally in the election of directors of the Company (“Voting Stock”), after giving effect to any new issue in the case of an acquisition from the Company; or
(b)

Consummation of a merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (1) in which all or substantially all of the holders of Voting Stock hold or receive directly or indirectly 70% or more of the voting stock of the entity resulting from the Business Combination (or a parent company), and (2) after which no Person (other than any one or more of the Excluded Persons) owns more than 30% of the voting stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that amount of Voting Stock immediately before the Business Combination, and (3) after which one or more Excluded Persons own an aggregate number of shares of the voting stock at least equal to the aggregate number of shares of voting stock owned by any other Person who is not an Excluded Person (except for any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act), if any, and who owns more than 30% of the voting stock; or

(c)	Approval by the Board and (if required by law) by shareholders of the Company of a plan to consummate the dissolution or complete liquidation of the Company; or
(d)

During any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than a director designated by a person who has entered into an agreement or arrangement with the Company to effect a transaction described in clause (a) or (b) of this definition) whose appointment, election, or nomination for election was approved by a vote of at least two‑thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

For purposes of determining whether a Change in Control Event has occurred, a transaction includes all transactions in a series of related transactions.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, which shall administer this Plan in accordance with Section 9.

“Company” shall mean Korn Ferry, a Delaware corporation, and any successor corporation.

“Detrimental Activity” with respect to a Participant shall mean that such Participant:

(a)

has directly or indirectly engaged in any business for his or her own account that competes with the business of any entity within the Company Group (“Company Group” means the Company, the Subsidiaries, and any affiliate of the Company or a Subsidiary) (a business in competition with any entity within the Company Group includes, without limitation, any business in an industry which any business in the Company Group may conduct business from time to time and any business in an industry which any entity within the Company Group has specific plans to enter in the future and as to which the Participant is aware of such planning);

(b)

has committed or engaged in an unauthorized disclosure or use of inside information, trade secrets or other confidential information, or an unauthorized use of trade names, trademarks, or other proprietary business designations owned or used in connection with the business of any entity within the Company Group; has failed to timely return to the Company in accordance with Company policy all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any entity within the Company Group;

(c)

has entered the employ of, renders services to, or has acquired a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group; has acted intentionally in a manner injurious to the reputation, business or assets of, any entity within the Company Group; has interfered with business relationships (whether formed before or after the date hereof) between the Company, any Subsidiary, any of their respective affiliates, and any customers, suppliers, officers, employees, partners, members or investors; has influenced or attempted to influence a vendor or customer of any entity within the Company Group, either directly or indirectly, to divert their business away from the Company Group, induced a principal for whom an entity within the Company Group acts as agent to terminate such agency relationship, or induced an employee of any entity within the Company Group who earned $25,000 or more on an annualized basis during the last six months of his or her employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of any entity within the Company Group; or

(d)

has agreed to take any action, or has expressed an intention to take any action, if in either case such action would constitute Detrimental Activity under subsection (a), (b) or (c) or this definition when such action is performed.

“Disability” shall mean with respect to a Participant any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, by reason of which impairment the Participant is either unable to engage in any substantial gainful activity or is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

“Early Termination Date” shall have the meaning set forth in Section 5.1.

“Eligible Employee” shall mean any Officer or any employee of a Participating Affiliate who is in the position category of vice president or above and who customarily performs services for 30 or more hours per week for such Participating Affiliate.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Person” means

(a)	the Company or any Subsidiary;
(b)	any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act);
(c)	any employee benefit plan of the Company or a Subsidiary;
(d)	any affiliates (within the meaning of the Exchange Act), successors, or heirs, descendants or members of the immediate families of the individuals identified in part (b) of this definition.

“Grant Date” shall mean, for each Unit Award, the date the Committee makes the Unit Award to  the Participant, as set forth in the Participant’s Unit Award Agreement.

“Officer” shall mean the Chief Executive Officer, Chief Financial Officer, any Executive Vice President and any Vice President of the Company.

“Participant” shall mean any Eligible Employee who is selected for participation in the Plan.

“Participating Affiliate” shall mean the Company and any Subsidiary, which by resolution of its board of directors and with the approval of the Committee, elects to participate in this Plan.  By electing to participate in this Plan, a Participating Affiliate agrees to be bound by any Plan amendment adopted by resolution of the Board of Directors or by the written instrument of any person to whom the Board of Directors has delegated its authority to adopt the amendment.  If a Participating Affiliate ceases to be a Subsidiary, except by merger with its parent, the employment of each Eligible Employee of the Participating Affiliate shall be deemed to have terminated for purposes of this Plan, except to any extent any such Eligible Employee is required by law to continue to be treated under the Plan as an employee of the Company.

“Plan” shall mean this Korn Ferry Long Term Performance Unit Plan set forth herein, now in effect, or as amended from time to time.

“Separation from Service” shall have the meaning defined in Section 409A of the Code and Treasury Regulations Section 1.409A-1(h).

“Subsidiary” shall mean (a) each corporation which is (directly or indirectly) 50% or more owned by the Company, and (b) each entity which is partially owned by the Company and is organized under the laws of a nation other than the United States of America.

“Termination Date” shall mean the date that the Participant’s has a “separation from service,” as defined in Section 409A of the Code, from the Company and its Subsidiaries for any reason.

“Termination For Cause” shall mean a termination of service, based upon a finding by the Company, acting in good faith and based on its reasonable belief at the time, that the Participant:

(a)	is or has been dishonest, incompetent, or negligent in the discharge of his or her duties to the Company; or has refused to perform stated or assigned duties; or
(b)

has committed a theft or embezzlement, or a breach of confidentiality or unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information, or a breach of fiduciary duty involving personal profit, or a willful or negligent violation of any law, rule or regulation or of Company rules or policy, in any material respect; or has been convicted (including a plea of guilty or nolo contendere) of a felony or misdemeanor (other than minor traffic violations or similar offenses); or

(c)	has materially breached any of the provisions of any agreement with the Company or a parent corporation; or
(d)

has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of the Company; or has induced a customer to break or terminate any contract with the Company or an affiliate; or has induced any principal for whom the Company (or an affiliate) acts as agent to terminate such agency relationship; or

(e)

has made a misrepresentation or false statement in any application for employment, employment history, resume or other document submitted to the Company (whether before, during or after employment); or

(f)	has engaged in Detrimental Activity.

A Termination For Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Board or Committee) on the date when the Company first delivers notice to the Participant of a finding of Termination For Cause and shall be final in all respects on the date following the opportunity to be heard and written notice to the Participant that his or her service is terminated.

“Unit Award” shall mean an award granted under this Plan.  A Unit Award has a base value of $50,000 for purposes of determining the payment made for a partially-vested Unit Award upon an Early Termination Date.  A Unit Award has a full value of $125,000, which is the aggregate amount payable with respect to a fully-vested Unit Award (subject to the  adjustment, if any, as set forth in Section 6.2).

“Unit Award Agreement” shall mean the written agreement evidencing an individual’s Unit Award granted under the Plan.  The Unit Award Agreement may contain additional terms and conditions as agreed upon by the Company and the Participant.

3.	PARTICIPATION AND UNIT AWARD GRANT

3.1Participation.  The Committee shall from time to time select from the class of Eligible Employees those particular Eligible Employees who will participate in this Plan.  Notwithstanding anything else contained herein to the contrary, the Committee shall limit the class of persons selected to participate in this Plan to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA. Participation shall commence upon the Committee making a Unit Award to a Participant.

3.2Unit Awards.  The Committee shall have discretion to grant Unit Awards to Eligible Employees selected to participate in the Plan, and shall have discretion to determine the amount and terms of each such Unit Award.  The Committee may grant more than one Unit Award to a Participant under this Plan.  Each grant of a Unit Award shall be evidenced by a Unit Award Agreement.

4.	ELECTION OF ANNUAL BENEFIT COMMENCEMENT DATE AND PAYMENT PERIOD

4.1Initial Elections.  Unless the Participant (i) dies while an employee of the Company and its Subsidiaries, or (ii) makes an election as provided in Sections 4.1.1 or 4.2, the Annual Benefit Commencement Date with respect to a Unit Award shall be the seventh anniversary of the Grant Date of the Unit Award.  Unless the Participant makes an election as provided in Section 4.1.2, the Annual Benefit shall be five equal installments each in the amount of one-fifth of the full Unit Award value (thus, in the absence of an adjustment under Section 6.2, the Annual Benefit is $25,000).

4.1.1Within thirty days of the Grant Date of each Unit Award, the Participant may elect, on a form and in the manner prescribed by the Committee, a later, but not earlier, Annual Benefit Commencement Date, provided that the date specified by the Participant shall not be a date after the Participant reaches age 70.  In no case shall the Participant’s Annual Benefit Commencement Date occur after the later of age 70 or the seventh anniversary of the Grant Date of the Unit Award.

4.1.2Within thirty days of the Grant Date of each Unit Award, the Participant may elect, on a form and in the manner prescribed by the Committee, a longer, but not shorter, number of full years over which the Annual Benefit shall be paid.  If the Participant elects a longer number of full years over which the Annual Benefit shall be paid, the amount of the Annual Benefit shall be the Unit Award value divided by the number of full years so elected by the Participant.

4.2Annual Benefit Commencement Date Election Changes.  The Participant may change the Annual Benefit Commencement Date applicable under Section 4.1 to the extent permitted by this Section 4.2.  Any change must be made by providing notice to the Committee no less than twelve months prior to the previously applicable Annual Benefit Commencement Date.  The new Annual Benefit Commencement Date must be at least 5 years after the previously applicable Annual Benefit Commencement Date, and the new Annual Benefit Commencement Date must be a date permitted under Section 4.1.1.

4.3No Right to Interest.  No interest or other increase in benefits is payable (i) to any Participant who elects a later Annual Benefit Commencement Date under Sections 4.1.1 or 4.2, or (ii) to any Participant who elects a longer number of full years over which the Annual Benefit shall be paid under Section 4.1.2.  However, the Committee, in its sole discretion, may increase the amount payable to a Participant described in clause (i) or (ii) in an amount determined by the Committee in its sole discretion.  No Participant shall have any contractual right to such an increase at any time prior to actual payment.

5.	VESTING

5.1Entitlement to Annual Benefit.  The Annual Benefit shall be payable with respect to a Unit Award under any of the following circumstances:

5.1.1The Participant continues to be employed by the Company through the fourth anniversary of the Grant Date for such Unit Award;

5.1.2The Participant continues to be employed by the Company through the later of (i) the Participant’s 65th birthday or (ii) the second anniversary of the Grant Date for such Unit Award;

5.1.3The Participant dies while an employee of the Company and its Subsidiaries or incurs a Disability while an employee of the Company and its Subsidiaries; or

5.1.4A Change in Control Event occurs while the Participant is employed by the Company.

If the Participant’s Termination Date occurs before the Participant satisfies the requirements for payment of the Annual Benefit as provided in Sections 5.1.1 through 5.1.4, the Participant is deemed to have had an “Early Termination Date” with respect to such Unit Award.  If the Participant has an Early Termination Date, (i) the Annual Benefit shall not be payable with respect to the Unit Award, and (ii) the payment (if any) with respect to the Unit Award shall be the amount (if any) determined under Section 5.2.

5.2Forfeiture or Lump Sum Payment.   If a Participant’s Early Termination Date occurs before the date that is 13 months after the Grant Date with respect to a Unit Award, the Unit Award is forfeited and no payment shall be made to the Participant with respect to the Unit Award.  If a Participant’s Early Termination Date occurs on or after the date that is 13 months after the Grant Date with respect to a Unit Award, the Participant shall be entitled to a lump sum payment equal to the lesser of (x) $50,0000 or (y) the product of $12,500 times the number of full years of service completed between the Grant Date and the Termination Date.  Such payment shall be made on the first day of the seventh month following the Participant’s Termination Date.

5.2.1The following hypothetical example illustrates the calculation of the lump sum payment.  For purposes of the hypothetical, assume the Participant has a Termination Date before reaching age 65 and after completing three full years of service after the Grant Date.  Since the Termination Date was before the Participant satisfied the requirements for payment of the Annual Benefit, it was an Early Termination Date.  Therefore, the Annual Benefit is not payable, and the Participant is entitled to a lump sum benefit of $37,500.

6.	DISTRIBUTION OF BENEFITS

6.1Annual Distributions.  With respect to each Unit Award for which the Annual Benefit becomes payable, during the calendar year that includes the Annual Benefit Commencement Date and once per year during each of the next four calendar years thereafter (or such longer period as elected by the Participant pursuant to Section 4.1.2), the Company shall pay the Participant an amount equal to the Annual Benefit.

6.1.1Except as provided in Sections 6.1.2, the Annual Benefit Commencement Date is the date determined in Sections 4.1 and 4.2.

6.1.2If the Participant’s Separation from Service is on account of the Participant’s death, the Annual Benefit Commencement Date shall be sixty days following the Participant’s Separation from Service.

The payment date within any calendar year shall be determined by the Company.  Notwithstanding any provision of the Plan to the contrary, any payments commencing due to a Participant’s Separation from Service (other than his or her death) shall not be made prior to the date that is six months following the date of such Separation from Service.

6.2Adjustment to Annual Benefit.  The Committee may, in its sole discretion, provide in a Unit Award Agreement that the Annual Benefit is subject to the adjustment provided in this Section 6.2.  Unless expressly provided in a Unit Award Agreement, the adjustment described in this Section 6.2 does not apply.

6.2.1If the adjustment in this Section 6.2 applies, then the Unit Award value shall be increased (or decreased) according to a formula determined by the Committee at the time a Unit Award is granted, and such formula shall be specified in the Unit Award Agreement. By way of example and not limitation, such formula may be based on changes to the trading price of the Company’s Common Stock during a period after the Unit Award is granted.

6.3Liability for Payment.  Notwithstanding anything else in this Plan to the contrary: (1) a Participant’s benefits with respect to this Plan shall be paid by the Participating Affiliate to whose employment of the Participant such benefits relate, and (2) a Participant shall have no right or claim to Plan benefits from any other Participating Affiliate other than the employer referenced in the foregoing clause.

6.4Lump Sum Payment Following Disability.  If a Participant incurs a Disability while an employee of the Company and its Subsidiaries but before the Annual Benefit Commencement Date with respect to a Unit Award, then the payment under the Unit Award shall be a lump sum equal to five times the Annual Benefit.  Such lump sum payment shall be in lieu of any other payments (including installment payments) with respect to a Unit Award.  The lump sum payment shall be made during the calendar year in which the Participant incurred a Disability. The payment date within the calendar year shall be determined by the Company.

7.	Forfeiture; Detrimental Activity.

A Participant’s rights with respect to the Unit Award, whether vested or unvested, shall terminate, become null and void, and be immediately forfeited if (i) the Participant’s employment ends as a result of a Termination for Cause, or (ii) the Participant engages in any Detrimental Activity at any time prior to the date the last Annual Benefit payment is made under the Unit Award.  In the event that the Committee determines that a Participant has engaged in Detrimental Activity at any time prior to the date the last Annual Benefit payment is made under the Unit Award, the Committee shall cease to make payments under the Plan to the Participant and the Participant will forfeit any remaining Unit Award or Annual Benefit.  Determinations of whether (i) a Participant’s employment has ended as a result of a Termination for Cause, and (ii) a Participant has engaged in Detrimental Activity shall be made by the Committee in its sole discretion.  For avoidance of doubt, if a Unit Award is forfeited under this Section 7, the Participant and Beneficiary forfeit all rights to any payments under such Unit Award, even if such Unit Award had previously become fully or partially vested under Section 5.1 or Section 5.2.  Notwithstanding the foregoing, the Committee, in its sole discretion, may provide that some or all of the benefit described in Section 5.2 (i.e., the vested portion of $50,000) shall be payable to a Participant whose benefit is otherwise subject to forfeiture under this Section 7.   No Participant shall have any contractual right to a payment described in the preceding sentence at any time prior to actual payment.

8.	FUNDING

8.1Type of Plan.  The Plan is a defined benefit, unfunded, non-qualified deferred compensation plan.  The benefits provided under this Plan are not based on any salary reduction by the Participants.  Participants do not have the option of receiving any current payment or bonus in lieu of the benefits provided under this Plan.

8.2Rabbi Trust.  The Company may establish a “rabbi trust” to which contributions may be made to provide the Company with a source of funds for purposes of satisfying the obligations of the Company under the Plan.  Any such trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan.  The Participant and his Beneficiaries shall have no beneficial ownership interest in any assets held in the trust.

9.	PLAN ADMINISTRATION

9.1Committee.  The Committee shall be appointed as set forth in the Company’s governing documents.

9.2Committee Action.  The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by a majority of the members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as an Participant.  The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

9.3Powers and Duties of the Committee.  The Committee, on behalf of the Participants and their Beneficiaries, shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a)	To construe and interpret the terms and provisions of this Plan and to make factual determinations hereunder;
(b)	To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries, and to determine the time and manner in which such benefits are paid;
(c)	To maintain all records that may be necessary for the administration of this Plan;
(d)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
(e)	To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;
(f)

To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe (including but not limited to the power to approve the designation of Subsidiaries as Participating Affiliates under this Plan); and

(g)	To require or permit Participant (or Beneficiary, as the context may require) elections and/or consents under this Plan to be made by means of such electronic media as the Committee may prescribe.

9.4Construction and Interpretation.  Prior to a Change in Control Event, the Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  Any interpretation, construction or determination made after a Change in Control Event shall be subject to review by an arbitrator on a de novo basis in accordance with Section 10.11 below.  The Committee shall administer the terms and provisions of this Plan in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to this Plan.

9.5Compensation, Expenses and Indemnity.  The members of the Committee shall serve without compensation for their services hereunder.  Expenses and fees in connection with the administration of this Plan shall be paid by the Company.  The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.  To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of a Participating Affiliate against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Participating Affiliate or provided by the Participating Affiliate under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

10.	MISCELLANEOUS

10.1Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of any Participating Affiliate.  No assets of any Participating Affiliate shall be held under any trust or held in any way as collateral security for the fulfilling of the obligations of any Participating Affiliate.  Any and all of each Participating Affiliate’s assets shall be, and remain, the general unpledged, unrestricted assets of the Participating Affiliate.  Each Participating Affiliate’s obligations under this Plan shall be merely that of an unfunded and unsecured promise of the Participating Affiliate to pay money in the future to those persons to whom the Participating Affiliate has a benefit obligation under this Plan, and the respective rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

10.2Restriction Against Assignment.  The respective Participating Affiliate shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.  No part of the Unit Award or Annual Benefit shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Unit Award or Annual Benefit be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

10.3Tax Withholding.  The Company (or the Subsidiary by which the Participant is employed) may satisfy any state or federal employment tax withholding obligation, or such other withholding obligation as required by the Company’s (or Subsidiary’s) jurisdiction, with respect to the Unit Award under this Plan by deducting such amounts from any compensation payable by the Company (or a Subsidiary) to the Participant.  There shall be deducted from each payment or distribution made under this Plan, or any other compensation payable to the Participant (or Beneficiary), all taxes which are required to be withheld by the Company (or a Subsidiary) in respect to such payment or distribution or this Plan.  If the Company, for any reason, elects not to (or cannot) satisfy the withholding obligation from the amounts otherwise payable under this Plan, the Participant shall pay or provide for payment in cash of the amount of any taxes which the Company (or a Subsidiary) may be required to withhold with respect to the benefits hereunder.

10.4Amendment, Modification, Suspension or Termination.  The Board or the Committee may amend, modify, suspend or terminate this Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any outstanding Unit Awards or accelerate or defer the timing of any distributions under this Plan as provided in Sections 5 or 6.  A Participating Affiliate may elect to terminate its status as such at any time and, in such event, such termination shall not affect the Participating Affiliate’s obligations under this Plan with respect to amounts previously awarded under this Plan for which the Participating Affiliate is liable.

10.5Governing Law; Severability.  This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware.  If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.  To the extent that the Plan is subject to Section 409A of the Code, the Plan shall be construed and interpreted to the maximum extent reasonably possible to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.  The Company reserves the right to amend the Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of deferrals made under the Plan in light of Section 409A and any regulations or other guidance promulgated thereunder.  However, in no event whatsoever will the Company or any Subsidiary be liable for any additional tax, interest or penalties that may be imposed on a Participant under Code Section 409A or any damages for failing to comply with Code Section 409A.

10.6Receipt or Release.  Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Company and the Subsidiaries.  The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.7Payment on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and the Subsidiaries.

10.8No Right to Employment.  Participation in this Plan shall not give any person the right to continued employment or service or any rights or interests other than as expressly provided herein.  No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Plan.

10.9Titles and Headings.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

10.10Claims Procedure.  A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim.  The request must be addressed to the Committee at the Company’s then principal executive offices.

Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety days and shall, in fact, deliver such reply within such period.  The Committee may, however, extend the reply period for an additional ninety days for special circumstances.  If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial, (ii) the specific reference to pertinent provisions of this Plan on which such denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary, (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, and (v) the time limits for requesting a review set forth below.

Within sixty days after the receipt by the Claimant of the written reply described above, the Claimant may request in writing that the Committee review its determination.  Such request must be addressed to the Committee at the Company’s then principal executive offices.  The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee.  If the Claimant does not request a review within such sixty day period, he or she shall be barred and estopped from challenging the Committee’s determination.

Within sixty days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, in manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based.  If special circumstances require that the sixty day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty days after receipt of the request for review.

10.11Arbitration.  Any dispute regarding the Plan shall be submitted to mandatory, binding arbitration in Los Angeles, California before a single arbitrator provided by JAMS.  A Claimant must exhaust the claims procedure set forth in Section 10.10 as a condition of commencing arbitration.  If a civil action concerning the Plan has been brought, the Company and the Claimant shall take such actions as are necessary or appropriate, including dismissal of the civil action, so that the arbitration can be timely heard.  Once arbitration is commenced, it may not be discontinued without the unanimous consent of all parties to the arbitration.

Any claim for arbitration may be submitted as follows:  if the Claimant disagrees with an interpretation of this Plan by the Company or any fiduciary of this Plan, or disagrees with the calculation of his or her benefit under this Plan, the Claimant may, after exhaustion of the claims procedure set forth in Section 10.10, demand in writing that such claim be submitted to arbitration as provided in this Section 10.11.  The arbitrator must be either (i) a lawyer with at least ten (10) years of active practice in the area of employee benefits/executive compensation or (ii) a retired California Superior Court or Appellate Court judge.  If the Claimant and the Company do not agree on an arbitrator, JAMS shall send the Claimant and the Company a list of at least five (5) arbitrator candidates. JAMS shall also provide each party with a brief description of the background and experience of each arbitrator candidate. JAMS may replace any or all names on the list of arbitrator candidates for reasonable cause at any time before the parties have submitted their choice pursuant to the next sentence. Within seven (7) calendar days of service upon the parties of the list of names, the Company and the Claimant each may strike two (2) names, and shall rank the remaining arbitrator candidates in order of preference. The remaining arbitrator candidate with the highest composite ranking shall be appointed the arbitrator. JAMS may grant a reasonable extension of the time to strike and rank the arbitrator candidates to any party without the consent of the other parties. If this process does not yield an arbitrator, JAMS shall designate the arbitrator.  If a party fails to respond to a list of Arbitrator candidates within seven (7) calendar days after its service, or fails to respond according to the instructions provided by JAMS, JAMS shall deem that party to have accepted all of the Arbitrator candidates.

Except as provided in this Section 10.11, the arbitration shall be administered pursuant to the JAMS Employment Arbitration Rules and Procedures (or the successor to such rules and procedures) as then in effect. The arbitration hearing shall be held within thirty days (or as soon thereafter as feasible) after the selection of the arbitrator.  Absence from or non-participation at the hearing by any party shall not prevent the issuance of an award. Hearing procedures intended by the arbitrator to expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to justify issuance of an award.  The arbitrator shall apply the same standard of review referred to in Section 9.4  as would be applied by a court of proper jurisdiction.  Accordingly, with respect to any interpretation, construction or determination by the Committee prior to a Change in Control Event, (i) the arbitrator shall not apply a de novo standard of review in reviewing the decision rendered through the claims procedure set forth in Section 10.10, but rather shall review the Committee's interpretation, construction or determination under an abuse of discretion standard, and (ii) the arbitrator's decision shall be based on the record presented in the claims procedure set forth in Section 10.10, and additional evidence shall be limited to that evidence (if any) that the arbitrator determines could appropriately be considered by a court of proper jurisdiction in applying the abuse of discretion standard. With respect to any interpretation, construction or determination by the Committee upon and after a Change in Control Event, the arbitrator shall apply a de novo standard of review.

The arbitrator's award shall be rendered as expeditiously as feasible.  In the event the arbitrator finds that the Claimant is entitled to the benefits he or she claimed, the arbitrator shall order the Company to pay or deliver such benefits, in the amounts and at such time as the arbitrator determines.  The award of the arbitrator shall be final and binding on the parties.  The award may be enforced in any appropriate court as soon as possible after its rendition.  If any action is brought to confirm the award, no appeal shall be taken by any party from any decision rendered in such action.

If a Change in Control Event has occurred and the arbitrator determines that the Claimant is entitled to the claimed benefits, the arbitrator shall direct the Company to pay to the Claimant, and the Company shall pay to the Claimant in accordance with such order, an amount equal to the Claimant's expenses in pursuing the claim, including attorneys' fees.